Exhibit 99.1

InterSearch Announces Record Fourth Quarter and Full Year 2006 Results

SAN FRANCISCO—March 12, 2007—InterSearch Group, Inc. (AMEX:IGO), a leading provider of Internet search services and operator of industry specific destination portals such as: www.irs.com, www.banks.com and www.camps.com, today reported financial results for the fourth quarter and full year ended December 31, 2006.

Full Year and Fourth Quarter 2006 Financial Highlights

•	Full year revenue was $25.6 million, a 46% increase from $17.5 million in 2005;

•	Gross margins were 59% in 2006, up from 48% in 2005;

•	Full year EBITDA[1] increased 598% to $7.5 million, from $1.1 million in 2005;

•	Full year GAAP[2] earnings available to stockholders were $3.4 million, or $0.12 per fully diluted share as compared to a net loss of $(1.0) million, or $(0.05) per fully diluted share, in 2005;

•	Fourth quarter revenue was $6.4 million, up 28% from the fourth quarter a year ago;

•	Fourth quarter EBITDA was $1.1 million as compared to a $(0.7) million loss in the fourth quarter of 2005;

•	Fourth quarter GAAP earnings available to stockholders rose to $0.3 million, or $0.01 per fully diluted share.

In commenting on the results, CFO of InterSearch Group, Gary Bogatay, said, “Our top-line performance benefited from increased traffic to both our proprietary sites and to domains parked with us, and from the improved click-through rates to our search partners’ sites. Importantly, our 46% annual revenue growth was accompanied by healthy margin expansion. Our financial results in 2006 clearly illustrate the leverage embedded in our operating model.”

2006 Business Highlights

•	Generated approximately 99 million paid clicks in 2006 as compared to 62 million in 2005.

•	Acquired www.Banks.com—a premier category-level domain in the finance vertical.

•	Acquired a collection of premium travel-related sites, including: www.Camps.com, www.SummerCamp.com and www.GreatCruises.com.

•	Launched a proprietary data warehouse to implement centralized traffic monitoring and reporting capabilities.

•	Began trading on the American Stock Exchange under ticker IGO.

•	Became a fully reporting company under the guidelines of the SEC.

“In 2006, InterSearch Group achieved substantial progress in a number of crucial areas and laid the foundation for future growth,” said Dan O’Donnell, Chairman and Chief Executive Officer of InterSearch Group. “In the course of the year we added premier domain names to our portfolio, expanded our advertising network and further refined our revenue model. We are also very proud of our achievements in building the visibility and credibility of InterSearch Group with the

[1]

EBITDA is a non-GAAP financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures” and to review the reconciling adjustments between the GAAP and non-GAAP measures attached to this press release.

[2]	Generally accepted accounting principles in the United States of America.

investment community. In February of 2006 we became a fully reporting company under the SEC guidelines and, subsequently, moved from the Bulletin Board to begin trading on the American Stock Exchange.”

First Quarter 2007 Business Outlook

InterSearch Group provided the following guidance for the first quarter of 2007, ending March 31:

•	Q1 2007 Revenue Range $10.6—$11.0 Million

•	Q1 2007 EBITDA Range $5.0—$5.2 Million

InterSearch Group expects to be profitable on a GAAP basis and generate positive cash flow from operations for the entire FY2007 period.

Said Dan O’Donnell, “The 33% to 38% annual growth rate that we expect to achieve this quarter reflects seasonal strength as well as continued momentum in our business.”

Conference Call

Chairman and Chief Executive Officer, Dan O’Donnell, and Chief Financial Officer, Gary Bogatay, will discuss the fourth quarter and full year performance along with the outlook for InterSearch Group, during a conference call today at 2:00 p.m. PST (5:00 pm EST).

To listen to the call and have the opportunity to ask questions, please dial 800.706.7749 (domestic) or 617.614.3474 (International) five to ten minutes before the call and reference the passcode 50593304. A simultaneous live Webcast of the call will be available at the Investor Relations section of the InterSearch Group website at http://www.intersearch.com. An online playback of the Webcast will be available on the InterSearch Group website for at least 90 days following the call.

Questions for the conference call will also be taken via email at stockwatch@intersearch.com and can be sent anytime prior to the conference call’s starting time.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties, including statements regarding our expected financial results for the fourth quarter of 2006. Forward-looking statements, which are based on management’s current expectations, are generally identifiable by the use of terms, such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions. The forward-looking statements in this press release are contained principally in the section entitled “First Quarter 2007 Business Outlook”, including statements regarding: guidance for 2007 with respect to revenue and EBITDA; expectations for profitability on a GAAP basis and generation of positive cash flow from operations; and expectations regarding growth rate for first quarter 2007. The potential risks and uncertainties that could cause actual results to differ materially from those expressed or implied herein include, among others, unanticipated slowdown in the travel and financial verticals; inability to successfully develop and integrate newly acquired domains; unexpected diversion of advertising dollars away from the Internet; slower than anticipated growth rate of InterSearch Group’s advertising base; dependence on our search providers; and market development of Internet advertising and paid search services. Further information on the factors that could affect InterSearch Group’s financial results is included in the Company’s SEC filings, including the most recent registration statement filed on Form SB-2 under the heading “Risk Factors” and Current Reports on Form 8-K. Except as required by law, InterSearch Group assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as non-GAAP financial measure by the Securities and Exchange Commission: EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. See “Reconciliation of GAAP Net Earnings to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)” table included in this press release for further information regarding these non-GAAP financial measures.

InterSearch’s management evaluates and monitors performance for InterSearch primarily through EBITDA. In addition, EBITDA is presented because management believes it is frequently used by securities analysts, investors and others in the evaluation of companies. EBITDA is calculated by adding income taxes, interest expense, depreciation and amortization to net earnings. EBITDA is not defined under GAAP and should not be considered in isolation or as a substitute for net earnings and other consolidated earnings data prepared in accordance with GAAP or as a measure of InterSearch’s profitability.

About InterSearch Group, Inc.

InterSearch is a leading provider of Internet search services through a combination of traffic aggregation and proprietary websites, such as www.irs.com, www.banks.com and www.camps.com. The company operates in the fastest growing segments of Internet commerce including paid search, direct navigation and online marketing driving high quality traffic to advertisers and providing users with quick access to pertinent products and services. Through its InterSearch Corporate Services division, the company also provides Internet related technology Professional Services to large corporations, predominantly to the Financial Services industry. InterSearch is headquartered in San Francisco, California at 222 Kearny Street, Suite 550.

Contact Information:

Kate Sidorovich—Investor Relations

ksidorovich@intersearch.com

415-962-9780.

SOURCE: InterSearch Group, Inc.

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,
	2006	2005
Revenues:
Internet search services	$5,915	4,089
Corporate services	447	873

Total revenues	6,362	4,962

Cost of revenues:
Traffic acquisition cost	2,700	1,777
Cost of consulting services	316	649

Total cost of revenues	3,016	2,426

Gross profit	3,346	2,536

Operating expenses:
Sales and marketing expense	195	282
General and administrative expense	2,447	1,400

Total operating expenses	2,642	1,682

Earnings from operations	704	854
Interest expense	307	33
Loss on derivative instrument	—	1,771

Earnings (loss) before income taxes	397	(950)
Income taxes	121	451

Net earnings (loss)	$276	(1,401)

Basic earnings (loss) per share	$0.01	(0.06)

Diluted earnings (loss) per share	$0.01	(0.06)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Year Ended December 31,
	2006	2005
Revenues:
Internet search services	$23,136	14,502
Corporate services	2,498	3,041

Total revenues	25,634	17,543

Cost of revenues:
Traffic acquisition cost	8,613	6,830
Cost of consulting services	1,780	2,297

Total cost of revenues	10,393	9,127

Gross profit	15,241	8,416

Operating expenses:
Sales and marketing expense	884	948
General and administrative expense	8,071	4,954

Total operating expenses	8,955	5,902

Earnings from operations	6,286	2,514

Interest expense	553	143

Loss on derivative instrument	19	1,771

Earnings before income taxes	5,714	600

Income taxes	2,297	1,059

Net earnings (loss)	3,417	(459)

Preferred stock dividends	—	496

Net earnings (loss) available to common stockholders	3,417	(955)

Basic earnings (loss) per share	$0.14	(0.05)

Diluted earnings (loss) per share	$0.12	(0.05)

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,	December 31,
	2006	2005
	(Unaudited)
Assets

Current assets:
Cash	$347	576
Accounts receivable	4,060	3,263
Prepaid expenses and other	196	170
Deferred income taxes	38	—

Total current assets	4,641	4,009

Office equipment, net	1,416	257
Debt issuance costs, net	743	—
Patents and trademarks, net	83	71
Domains, net	13,398	12,694
Goodwill	573	573
Deferred income taxes	253	554

Total Assets	$21,107	18,158

Liabilities and Stockholders’ Equity

Current liabilities:
Revolving line of credit	518	726
Accrued liabilities	1,002	1,831
Accounts payable	1,793	1,226
Deferred revenue	60	300
Deferred income taxes	—	- 89
Note payable	—	1,540
Common stock subject to mandatory redemption	—	6,150
Common stock warrants	—	3,264

Total current liabilities	3,373	15,126

Notes payable, net of discount	6,561	—
Total Liabilities	9,934	15,126

Stockholders’ equity:
Preferred Stock	—	—
Common Stock	25	25
Additional paid-in capital	8,713	4,054
Retained earnings (accumulated deficit)	2,435	(982)
Notes receivable for common stock issued	—	(65)

Total stockholders’ equity	11,173	3,032

Total liabilities and stockholders’ equity	$21,107	18,158

INTERSEARCH GROUP, INC. AND SUBSIDIARIES

Reconciliation of GAAP Net Earnings (Loss) to Earnings (Loss) Before

Interest, Taxes, Depreciation, and Amortization (EBITDA)

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2006	2005
Net earnings (loss)	$276	(1,401)
Income taxes	121	451

Earnings (loss) before income taxes	397	(950)
Interest expense	307	33

Earnings (loss) from operations	704	(917)
Depreciation	75	31
Amortization	315	218

Earnings (loss) before interest, taxes, depreciation, amortization (EBITDA)	$1,094	$(668)

	Year Ended December 31,
	2006	2005
Net earnings (loss) available to common stockholders	$3,417	(955)
Preferred Stock Dividends	—	496

Net earnings (loss)	3,417	(459)
Income taxes	2,297	1,059

Earnings before income taxes	5,714	600
Interest expense	553	143

Earnings from operations	6,267	743
Depreciation	204	114
Amortization	1,037	218

Earnings before interest, taxes, depreciation, amortization (EBITDA)	$7,508	$1,075